Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, July 27, 2017	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2017

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended June 30, 2017.

The Company’s revenues for the second quarter of 2017 were $43,305,000 compared with $46,224,000 for the second quarter of 2016.  Gaming revenues were $36,418,000 compared to $39,058,000 for the second quarter of last year.  The decrease is primarily attributable to increased competition in the mid-Atlantic gaming market.

Other operating revenues decreased to $6,887,000 from $7,166,000 for the second quarter of 2016 primarily due to lower banquet revenue in the second quarter of 2017.  Occupancy levels in the Dover Downs Hotel were approximately 85% for the second quarter of 2017 compared with 88% during the second quarter last year.

General and administrative, depreciation and interest expenses were each fairly consistent with the second quarter of 2016.

Net earnings were $32,000 compared with $796,000 for the second quarter of 2016.  Earnings per diluted share were $.00 in the second quarter of 2017 compared with $.02 for the second quarter of 2016.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,200 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Gaming (1)	$36,418	$39,058	$75,065	$78,416
Other operating (2)	6,887	7,166	12,388	12,525
	43,305	46,224	87,453	90,941
Expenses:
Gaming	34,970	36,741	71,839	74,236
Other operating	4,737	4,726	8,687	8,699
General and administrative	1,289	1,295	2,620	2,623
Depreciation	2,086	1,953	4,032	3,840
	43,082	44,715	87,178	89,398

Operating earnings	223	1,509	275	1,543

Interest expense	(208)	(218)	(417)	(447)

Earnings (loss) before income taxes	15	1,291	(142)	1,096

Income tax benefit (expense)	17	(495)	(10)	(539)

Net earnings (loss)	$32	$796	$(152)	$557

Net earnings per common share:
- Basic	$—	$0.02	$—	$0.02
- Diluted	$—	$0.02	$—	$0.02

Weighted average shares outstanding:
- Basic	32,322	32,202	32,321	32,200
- Diluted	32,322	32,202	32,321	32,200

(1)         Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)         Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30,	December 31,
	2017	2016
ASSETS

Current assets:
Cash	$10,446	$11,677
Accounts receivable	2,394	3,507
Due from State of Delaware	3,827	7,285
Inventories	2,187	1,910
Prepaid expenses and other	2,755	2,365
Receivable from Dover Motorsports, Inc.	33	7
Income taxes receivable	96	221
Total current assets	21,738	26,972

Property and equipment, net	137,701	140,714
Other assets	571	594
Deferred income taxes	2,144	2,020
Total assets	$162,154	$170,300

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,301	$3,749
Purses due horsemen	3,867	7,649
Accrued liabilities	8,315	9,732
Deferred revenue	453	361
Revolving line of credit	—	25,250
Total current liabilities	15,936	46,741

Revolving line of credit	23,000	—
Liability for pension benefits	7,534	7,897
Total liabilities	46,470	54,638

Stockholders’ equity:
Common stock	1,828	1,814
Class A common stock	1,487	1,487
Additional paid-in capital	5,767	5,669
Retained earnings	111,136	111,288
Accumulated other comprehensive loss	(4,534)	(4,596)
Total stockholders’ equity	115,684	115,662
Total liabilities and stockholders’ equity	$162,154	$170,300

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended
	June 30,
	2017	2016

Operating activities:
Net (loss) earnings	$(152)	$557
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation	4,032	3,840
Amortization of credit facility origination fees	26	52
Stock-based compensation	186	177
Deferred income taxes	(165)	(47)
Changes in assets and liabilities:
Accounts receivable	1,113	962
Due from State of Delaware	3,458	3,655
Inventories	(277)	(139)
Prepaid expenses and other	(389)	193
Receivable from/payable to Dover Motorsports, Inc.	(26)	(58)
Income taxes receivable/payable	124	410
Accounts payable	(271)	155
Purses due horsemen	(3,782)	(3,139)
Accrued liabilities	(1,417)	(1,221)
Deferred revenue	92	132
Liability for pension benefits	(261)	(211)
Net cash provided by operating activities	2,291	5,318

Investing activities:
Capital expenditures	(1,196)	(1,939)
Purchase of available-for-sale securities	(40)	(11)
Proceeds from sale of available-for-sale securities	38	9
Net cash used in investing activities	(1,198)	(1,941)

Financing activities:
Borrowings from revolving line of credit	46,720	20,830
Repayments of revolving line of credit	(48,970)	(24,330)
Repurchase of common stock	(74)	(66)
Net cash used in financing activities	(2,324)	(3,566)

Net decrease in cash	(1,231)	(189)
Cash, beginning of period	11,677	10,496
Cash, end of period	$10,446	$10,307